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Exhibit 23.1


The Board of Directors
Anika Therapeutics, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-6275) on Form S-8 of Anika Therapeutics, Inc. of our report dated February 18, 1998, relating to the balance sheets of Anika Therapeutics, Inc. as of December 31, 1997, and 1996, and the related statements of operations, stockholders equity, and cash flows for the year ended December 31, 1997, the four-month transitional year ended December 31, 1996, and the year ended August 31, 1996, which report appears in the December 31, 1997, annual report on Form 10-KSB of Anika Therapeutics, Inc.


KPMG Peat Marwick LLP



Boston, Massachusetts
March 31, 1998